Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Second Quarter Fiscal 2021 Financial Results

EXTON, Pa.--(May 12, 2021)--Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the second quarter of fiscal 2021, ended March 31, 2021.

For the second quarter of fiscal 2021 the Company reported net sales of $5.1 million compared to $4.8 million in the second quarter a year ago. The Company reported net income of $0.6 million, or $0.04 per share, compared to $0.4 million or $0.03 per share, in the second quarter of fiscal 2020.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “Over the past three months we grew revenues, generated positive cash flow and reported another profitable quarter, achieving the ongoing objectives that we believe increase the value of Innovative Solutions. Results in the second quarter were once again driven by our strategy to increasingly diversify our end markets, targeting both OEM production programs as well as retrofit opportunities in the commercial air transport, military, and general aviation markets. Sales of our ThrustSense® AutoThrottle continue to grow. The growing air cargo market is creating opportunities for our Boeing 757 and 767 Flat Panel Display Systems as evidenced by orders received from Amazon. Additionally, we have announced a new lower cost AutoThrottle that we believe enhances our offering in an expanding market. As the pandemic recedes, we remain confident that over the longer term the capabilities and price-for-performance characteristics of our technology will strengthen our brand globally.”

Cash flow from operations was approximately $0.6 million for the quarter, so that at March 31, 2021, the Company had $6.0 million of cash on hand. Since September of 2020, nearly $20 million of cash has been distributed to our shareholders while remaining in excellent financial condition with significant liquidity and no debt.

New orders in the second quarter of fiscal 2021 were $7.6 million, and backlog as of March 31, 2021 was $6.7 million, an increase from $4.2 million at December 31, 2020. Backlog excludes potential future sole-source production orders from the Pilatus PC-24, Textron King Air and the KC-46A programs, which the Company expects to remain in production for a decade. The Company expects that these contracts will add to production sales already in backlog.

Six Months Results

Total sales for the six months ended March 31, 2021 were $10.0 million compared to $9.3 million for the six months ended March 31, 2020. For the six months ended March 31, 2021, the company reported net income of $0.8 million, or $0.05 per share, versus $0.8 million, or $0.04 per share for the first half of fiscal 2020 which included a $0.3 million tax benefit.

Conference Call

The Company will be hosting a conference call on Thursday, May 13, 2021, at 10:00 a.m. ET to discuss these results and the Company’s business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 877-270-2148 and ask to be joined into the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	March 31,	September 30,
	2021	2020
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,997,691	$12,603,967
Resticted cash	-	11,180,900
Accounts receivable	2,847,567	4,369,111
Inventories	4,654,111	4,291,335
Prepaid expenses and other current assets	836,061	675,109
Total current assets	14,335,430	33,120,422

Property and equipment, net	8,286,005	8,175,872
Other assets	174,471	249,543
Total assets	$22,795,906	$41,545,837

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$1,054,409	$790,892
Dividend payable	-	11,180,900
Accrued expenses	1,259,010	1,361,960
Contract liability	92,072	313,365
Total current liabilities	2,405,491	13,647,117

Non-current deferred income taxes	129,689	129,689
Total liabilities	2,535,180	13,776,806

Commitments and contingencies

Shareholders' equity
Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2021 and September 30, 2020	$-	$-

Common stock, $.001 par value: 75,000,000 shares authorized, 19,338,323 and 19,310,835 issued at March 31, 2021 and September 30, 2020, respectively	19,338	19,311

Additional paid-in capital	51,708,925	51,458,787
(Accumulated deficit)	(10,099,000)	(2,340,530)
Treasury stock, at cost, 2,096,451 shares at March 31, 2021 and September 30, 2020	(21,368,537)	(21,368,537)
Total shareholders' equity	20,260,726	27,769,031
Total liabilities and shareholders' equity	$22,795,906	$41,545,837

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2021	2020	2021	2020
Net Sales	5,121,845	4,835,065	9,991,497	9,346,493

Cost of sales	2,218,854	2,539,894	4,522,683	4,449,675

Gross profit	2,902,991	2,295,171	5,468,814	4,896,818

Operating expenses:
Research and development	689,654	712,019	1,289,952	1,378,634
Selling, general and administrative	1,602,118	1,531,389	3,335,272	3,234,663
Total operating expenses	2,291,772	2,243,408	4,625,224	4,613,297

Operating income	611,219	51,763	843,590	283,521

Interest income	152	65,721	1,031	144,591
Other income	17,371	11,219	33,763	28,499
Income before income taxes	628,742	128,703	878,384	456,611

Income tax expense (benefit)	20,165	(309,402)	29,662	(309,402)

Net income	$608,577	$438,105	$848,722	$766,013

Net income per common share:
Basic	$0.04	$0.03	$0.05	$0.05
Diluted	$0.04	$0.03	$0.05	$0.04

Weighted average shares outstanding:
Basic	17,222,165	16,931,138	17,218,275	16,920,087
Diluted	17,223,998	17,123,388	17,220,143	17,102,483